FOR IMMEDIATE RELEASE

Contact: Andreas Pfann, CFO
                 703-270-2935

Cuisine Solutions announces that it anticipates a profitable second quarter Fiscal Year 2004

     Alexandria, VA (December 5, 2003) – The Company anticipates a profitable second quarter Fiscal Year 2004 despite the announcement of one of the Company’s major distributors for the On Board Services channel to immediately liquidate its operations and freeze any payments for product already received from its suppliers.

     “This could result in the total write-off of approximately $295,000 for product shipped to the distributor” says Stanislas Vilgrain, President and CEO. The doubtful receivable will be reserved during the second quarter of Fiscal Year 2004, however, the Company will make all efforts to recuperate the amount owed by the customer but there can be no assurance with regards to any recuperation.

     “Despite this possible write-off of bad debt, the Company anticipates a modestly profitable quarter which continues the positive trend from our first quarter results. We anticipate further steady growth for our business during this fiscal year” says Stanislas Vilgrain.

     Headquartered in Alexandria, VA, Cuisine Solutions is an award-winning innovator of chef-created, high quality entrées and sauces. With production facilities in Europe, North and South America, the company provides quality solutions worldwide to the banquet, transportation, restaurant and retail industries. The Company is publicly held and listed on the OTC-BB at CUIS.OB. Visit Cuisine Solutions online at www.cuisinesolutions.com.

     This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believes,” “estimates,” “expect(s),” “anticipates,” “will,” “intends” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to economic and political changes in international markets where the Company competes, such as currency exchange rates, inflation rates, recession, foreign ownership restrictions and other external factors over which the Company has no control; demand for and market acceptance of new and existing products, including levels of capital spending in industrial markets; successful development of advanced technologies; competitive product and pricing pressures; future terrorist attacks; epidemics; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements reflect the intent, belief or current expectations of the company and members of the management team.

     Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements reflecting changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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